Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

GTX Corp

We consent to incorporation by reference in the Registration Statement of GTX Corp, on Form S-8 to be filed with the Commission on or about May 22, 2008 of our Report of Independent Registered Public Accounting Firm dated February 15, 2008 covering the financial statements of Global Trek Xploration as of December 31, 2007 and 2006 and for each of the years ended December 31, 2007 and 2006 and for the period from September 10, 2002 (Inception) through December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

LBB & Associates Ltd., LLP

May 22, 2008